UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 5, 2010

ALPINE TOTAL DYNAMIC DIVIDEND FUND
(Exact name of registrant as specified in its charter)

Delaware	811-21980	20-5785181
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2500 Westchester Avenue, Suite 215, Purchase, New York, 10577

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (914) 251-0880

___________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events.

Alpine Woods Capital Investors, LLC, its two principals, and another portfolio manager each received a Wells notice from the staff of the SEC dated March 5, 2010, as supplemented.  A Wells notice is neither a formal allegation nor a finding of wrongdoing and, to the knowledge of the parties, no formal recommendation has been made to the SEC to date.  Wells notices disclose that the SEC staff is considering recommending that the SEC commence administrative or civil injunctive proceedings against the parties alleging violations of certain provisions of the Federal securities laws.  The Wells notices relate to the period February 1, 2006 through January 31, 2008 and set forth certain alleged violations being considered by the staff primarily relating to the historical investment in and allocations of shares of initial public offerings and primarily involving the failure to approve, review, and adequately implement certain written policies and procedures to adequately prevent violations of the Federal securities laws including, undisclosed conflicts of interest, material misstatements or omissions of information in certain disclosure documents of Alpine Series Trust and books and recordkeeping inadequacies relating to such investments and allocations.

The parties intend to submit a response to the Wells notices.  There cannot be any assurance that, if the SEC were to assess sanctions against certain or all of the parties, such sanctions would not materially and adversely affect them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine Total Dynamic Dividend Fund

By:

/s/ Ronald Palmer

Ronald Palmer

Chief Financial Officer

Date: March 31, 2010